Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4370966
(State of Incorporation or Organization)	(IRS Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015
(Address of Principal Executive Offices)	(Zip Code)

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

(Full Title of the Plan)

Jack E. Jerrett

Senior Vice President, General Counsel and Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Telephone (610) 882-1820

(Name, Address, and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.000001 per share and options and other rights related thereto	2,000,000 shares	(3)	$8.055	$16,110,000	$1,724

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or certain other capital adjustments.

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on NASDAQ on November 15, 2006.

(3)	Represents the additional shares of Common Stock subject to future grants under the OraSure Technologies, Inc. 2000 Stock Award Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement is filed solely to reflect an increase of 2,000,000 shares of the Registrant’s common stock, par value $0.000001 per share (the “Common Stock”), reserved for the OraSure Technologies, Inc. 2000 Stock Award Plan, as amended and restated (the “Plan”). Currently, 7,300,000 shares of Common Stock are registered for issuance under the Plan. Except as noted below, in accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-50340 filed on November 11, 2000, the Post Effective Amendments thereto filed on June 27, 2001 and February 14, 2002, Registration Statement No. 333-102235 filed December 27, 2002, and Registration Statement No. 333-118385 filed August 20, 2004, are incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

An opinion stating that the Common Stock registered hereunder, when sold and delivered in accordance with the provisions of the Plan and the terms of any applicable grant, will be validly issued, fully paid and nonassessable, has been rendered to the Company by Jack E. Jerrett, Senior Vice President and General Counsel of the Company. Mr. Jerrett owns 4,049 shares of Common Stock and 32,666 restricted shares of Common Stock under the Plan, and holds options to purchase 198,000 shares of Common Stock under the Plan. Mr. Jerrett is also eligible to receive future awards under the Plan.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

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SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethlehem, Commonwealth of Pennsylvania, on this 17th day of November, 2006.

OraSure Technologies, Inc.

(Registrant)

By:	/s/ Ronald H. Spair
Ronald H. Spair
Chief Financial Officer, Chief Operating Officer
and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 17th day of November, 2006.

Signature	Title

(1) Principal Executive Officer

/s/ Douglas A. Michels Douglas A. Michels	President, Chief Executive Officer and Director

(2) Principal Financial Officer

/s/ Ronald H. Spair Ronald H. Spair	Chief Financial Officer, Chief Operating Officer and Director

(3) Principal Accounting Officer

/s/ Mark L. Kuna Mark L. Kuna	Senior Vice President, Finance and Controller

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(4) The following members of the Board of Directors:

* MICHAEL T. CELANO	Director

* JACK GOLDSTEIN, PH.D.	Director

* FRANK G. HAUSMANN	Director

* RONNY B. LANCASTER	Director

* CHARLES W. PATRICK	Director

* ROGER L. PRINGLE	Director

* DOUGLAS G. WATSON	Director

*By	/s/ Jack E. Jerrett
Jack E. Jerrett
Attorney-in-fact

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INDEX TO EXHIBITS

4.1	Specimen certificate representing shares of OraSure Technologies, Inc. $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

4.2	Rights Agreement, dated as of May 6, 2000, between OraSure Technologies, Inc. and ChaseMellon Shareholder Service, L.L.C. (now called Mellon Investor Services LLC), as Rights Agent, is incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

5	Opinion of Jack E. Jerrett, Senior Vice President and General Counsel of OraSure Technologies, Inc.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jack E. Jerrett (included in Exhibit 5).

24	Power of Attorney.

99.1	OraSure Technologies, Inc. 2000 Stock Award Plan, as amended and restated effective as of May 16, 2006, is incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K filed May 18, 2006.

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